Exhibit 99.1

Contact: Mark J. Grescovich, President and CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Corporation Names Mark J. Grescovich CEO

Walla Walla, WA – August 18, 2010 - Banner Corporation (NASDAQ GMS: BANR), the parent company of Banner Bank and Islanders Bank, today announced that Mark J. Grescovich has been named Chief Executive Officer of Banner Corporation and Banner Bank.  Grescovich has been serving as President of both companies since April 2010, a position he will continue to hold, and is a member of the companies’ boards of directors.  Retiring Chief Executive Officer D. Michael Jones, 68, will continue his term on both companies’ boards of directors.

Grescovich, a 23-year veteran of banking, was formerly the Executive Vice President and Chief Corporate Banking Officer for Akron, Ohio-based FirstMerit Corporation and FirstMerit Bank N.A., a commercial bank with $14.5 billion in assets in three states and over 200 branch offices.  He assumed responsibility for FirstMerit’s commercial and regional line of business in 2007, having served since 1994 in various commercial and corporate banking positions, including that of Chief Credit Officer.  He provided key leadership in achieving FirstMerit’s rating as one of the top six U.S. financial institutions in 2008 and the Greenwich Excellence Award for overall customer satisfaction in business banking.  He has a Bachelor of Business Administration degree in finance from Miami University and a Master of Business Administration degree, also in finance, from The University of Akron.

 “Mr. Grescovich’s experience and success in leading a multi-state franchise has been a major asset to our Company as Banner continues to expand in Washington, Oregon and Idaho,” said Gary Sirmon, Chairman of the Board.  “Mark’s knowledge of banking, finance, credit administration and risk management is exceptional.  He has an established record of building a high-performance banking culture and results-driven profitability management.  The Board and management are excited about the entrepreneurial spirit, expertise, energy and professionalism that Mark has brought to our organization.”

“At the same time, we are grateful for the eight years of service, growth and strategic direction that Mike Jones provided Banner and wish him success in his retirement,” Sirmon continued.

“Banner is committed to providing superior banking services to businesses and individuals in the Pacific Northwest.  I am excited to lead a team of professionals that delivers that commitment,” stated Mr. Grescovich.  “I am confident we are building a great team that is capable of growing our C&I relationship banking model as we capitalize on the changes taking place within the banking industry.”

About the Company

Banner Corporation is a $4.7 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.